                              DATARAM CORPORATION
                            A New Jersey Corporation

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                        to be held on September 10, 1996



TO THE SHAREHOLDERS OF DATARAM CORPORATION:

      The Annual Meeting of the Shareholders of DATARAM CORPORATION (the "Company") will be held at the Company's corporate headquarters at 186 Princeton-Hightstown Road, Windsor Business Park, West Windsor, New Jersey, on Tuesday, September 10, 1996 at 2:00 p.m., for the following purposes:

     (1) To elect five (5) directors of the Company to serve until the next succeeding Annual Meeting of Shareholders and until their successors have been elected and have qualified.

     (2) To ratify the selection of KPMG Peat Marwick LLP as the independent certified public accountants of the Company for the fiscal year ending April 30, 1997.

     (3) To transact such other business as may properly come before the meeting or any adjournments.

     Only shareholders of record at the close of business on the 26th day of July, 1996 are entitled to notice of and to vote at this meeting.

                               By order of the Board of Directors


                               Thomas J. Bitar, Secretary

August 2, 1996

The Company's 1996 Annual Report is Enclosed.

         PLEASE COMPLETE, DATE, SIGN AND RETURN THE ACCOMPANYING PROXY
              IN THE ENCLOSED ENVELOPE.  NO POSTAGE IS REQUIRED.

                                     [LOGO]




                               DATARAM CORPORATION


                                 PROXY STATEMENT
                        ANNUAL MEETING OF SHAREHOLDERS
                               SEPTEMBER 10, 1996


     This Proxy Statement is furnished by DATARAM CORPORATION (the "Company"), which has a mailing address for its principal executive offices at P.O. Box 7528, Princeton, New Jersey 08543- 7528, in connection with the solicitation by the Board of Directors of proxies to be voted at the Annual Meeting of Shareholders of the Company to be held at the Company's corporate headquarters at 186 Princeton-Hightstown Road, Windsor Business Park, West Windsor, New Jersey on Tuesday, September 10, 1996 at 2:00 p.m. The close of business on July 26, 1996 has been fixed as the record date for the determination of shareholders entitled to notice of and to vote at the Annual Meeting and any adjournments thereof. This Proxy Statement was mailed to shareholders on or about August 2, 1996.


                                  VOTING RIGHTS

     On July 26, 1996, there were outstanding and entitled to vote 3,531,705 shares of the Company's common stock, par value $1.00 per share (the "Common Stock"). Holders of the Common Stock are entitled to one vote, exercisable in person or by proxy, for each share of Common Stock owned on the record date. Shareholders may revoke executed proxies at any time before they are voted by filing a written notice of revocation with the secretary of the Company. Where a choice has been specified in the proxy, the shares will be voted as directed.

     With respect to each matter to be voted upon, a vote of a majority of the number of shares voting is required for approval or election. Abstentions will be counted as votes cast, but proxies submitted by brokers with a "not voted" direction will not be counted as votes cast with respect to each matter to be voted upon where such instruction is given.

                        EXECUTIVE OFFICERS OF THE COMPANY

     The following table sets forth information concerning each of the Company's executive officers:

Name                    Age     Positions with the Company
____                    ___     __________________________

Robert V. Tarantino      53     President, Chief Executive Officer and Director

Jeffrey H. Duncan        46     Vice President - Manufacturing and Engineering

Mark E. Maddocks         44     Vice President - Finance and Chief Financial
                                   Officer

Hugh F. Tucker           43     Vice President - Sales and Marketing

     Robert V. Tarantino has been employed by the Company since 1970. He began as a project engineer and has held such positions as Manufacturing Supervisor, Manufacturing Manager and Operations Manager. He was elected Vice President of Operations in 1972, Executive Vice President in 1979, President and Chief Operating Officer in 1984 and Chief Executive Officer in 1986.

     Jeffrey H. Duncan has been employed by the Company since 1974. In 1983, he was promoted to Senior Project Engineer. In 1986, he was promoted to Custom Systems Manager. In 1988 he was named Engineering Manager, and in 1989, he became Director of Engineering. In 1990, he was elected Vice President-Engineering. In 1995, he was named Vice President - Manufacturing and Engineering.

     Mark E. Maddocks has been employed by the Company since 1978. He began as a staff accountant. In 1982, he was promoted to the position of Data Processing Supervisor. In 1983, he became Accounting Manager, and in 1986, he was named Controller. This past year he was named Vice President - Finance and Chief Financial Officer.

     Hugh F. Tucker has been employed by the Company since 1983, initially as Western Regional Sales Manager. In 1995 he was promoted to Director of Sales and Marketing. In June of 1996 he was elected Vice President - Sales and Marketing.


                              ELECTION OF DIRECTORS

     Five (5) directors will be elected at the Annual Meeting of Shareholders by the vote of a plurality of the shares of Common Stock represented at such meeting. Unless otherwise indicated by the shareholder, the accompanying proxy will be voted for the election of the five (5) persons named under the heading "Nominees for Directors." Although the Company knows of no reason why any nominee could not serve as a director, if any nominee shall be unable to serve, the accompanying proxy will be voted for a substitute nominee.


                             NOMINEES FOR DIRECTORS

     The term of office for each director will expire at the next Annual Meeting of Shareholders and when the director's successor shall have been elected and duly qualified. Each nominee is a member of the present Board of Directors and has been elected by shareholders at prior meetings, except Mr. Riley who was elected by the Board of Directors to fill a vacancy:

          Name of Nominee               Age
          _______________               ___

          Robert V. Tarantino           53

          Richard Holzman               62

          John J. Cahill                63

          Thomas A. Majewski            44

          Bernard L. Riley              66

     Mr. Tarantino is an executive officer of the Company. Mr. Tarantino has been a director since 1981.

     Richard Holzman has been retired since September of 1995. From January of 1994 until August of 1995, he had been Vice-President of Optika Imaging Systems. Prior to that, and for more than five years, he had served as President of Teamworks Technologies, Inc., a software development company. Mr. Holzman has been a Director since 1978.

     John J. Cahill has been a private investor since 1989. Prior to that, he had been President and a director of Rockaway Corporation, a manufacturer and distributor of mailing equipment. Mr. Cahill is also a director of Micro-General Corp. Mr. Cahill has been a Director since 1980 and has served as Chairman of the Board of Directors since 1995.

     Thomas A. Majewski has been a principal in Walden, Inc., a computer consulting and technologies venture capital firm, since 1990. Prior to 1990, he had been Chief Financial Officer of Custom Living Homes & Communities, Inc., a developer of residential housing. Mr. Majewski has been a Director since 1990.

     Bernard L. Riley retired as Executive Vice President and Chief Financial Officer in December of 1995. He had been employed by the Company since 1992. His business career included thirty years with International Paper with senior responsibilities in both finance and general management before taking early retirement in 1985. At that time, he was Vice President - Logistics. Thereafter, he served for four years as Vice President, Finance and as a director of Emcore Corporation, a semiconductor equipment manufacturer. During the two years immediately prior to joining Dataram, he was a management
consultant.   Mr. Riley has been a Director since 1995.


                          SECURITY OWNERSHIP OF CERTAIN
                        BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth the number of shares of Common Stock beneficially owned by certain owners known by the Company to beneficially own in excess of 5% of the Common Stock, each director of the Company, and all directors and executive officers collectively, as of July 26, 1996. Unless otherwise indicated, stock ownership includes sole voting power and sole investment power. No other person or group is known to beneficially own in excess of five percent (5%) of the Common Stock.

  Name of Director       Amount and             Percent
  or Number of           Nature of              of
  Persons in Group       Beneficial Ownership   Class(1)
  ___________________    ____________________   ________

  Robert V. Tarantino    324,128(2)                9.0%

  Richard Holzman         37,460(3)                1.1%

  John J. Cahill          22,800(3)                 *

  Thomas A. Majewski      25,500(3)                 *

  Bernard L. Riley        45,000(4)                1.3%

  Directors and          511,588(5)               13.7%
  executive officers
  as a group (8 persons)

__________

(1)  On July 26, 1996, 3,531,705 shares were outstanding.
(2) Of this amount, 5,700 shares are held by Mr. Tarantino's wife and 60,000 shares may be acquired by the exercise of options held. Mr. Tarantino's address is 186 Princeton-Hightstown Road, Windsor Business Park, West Windsor, New Jersey 08550.
(3) Of this amount, 22,500 shares may be acquired by the exercise of options held.
(4) Of this amount, 37,500 shares may be acquired by the exercise of options held.
(5) Of this amount, 139,500 shares may be acquired by the exercise of options held by executive officers under the Company's incentive and non-statutory stock option plan, and 67,500 shares may be acquired by exercise of options held by outside directors.
*    Less than 1%.






                      EXECUTIVE COMPENSATION

     The following table sets forth the compensation paid for the fiscal years ended April 30, 1994,
1995 and 1996 to the Company's Chief Executive Officer and the four other most highly paid executive officers.


                             Summary Compensation Table

                                       Annual Compensation        Long Term Compensation
                                   ___________________________    ______________________

                                                        Other
Name and                                                Annual     Stock      Other
Principal                   Fiscal                      Compen-    Options    Compen-
Position(1)                 Year     Salary     Bonus   sation     Awarded    sation(2)
___________                 _____   _______    ______   ______     _______    _________
Robert V. Tarantino         1996   $238,050   $32,445     --         --       $11,423
President, Chief Executive  1995    230,635        --     --         --        12,900
Officer, Director           1994    224,050        --     --         --        12,900


Bernard L. Riley(3)         1996    111,900    19,496     --         --         2,730
Executive Vice President -  1995    147,002        --     --         --         2,813
Finance, Director           1994    144,791        --     --         --         1,950


Jeffrey H. Duncan           1996    144,550    19,467     --         --         9,275
Vice President - Manu-      1995    124,990        --     --         --         6,932
facturing and Engineering   1994    115,130        --     --         --         6,365


Mark E. Maddocks            1996    121,323    14,093     --      40,000        6,707
Vice President - Finance,   1995     95,475        --     --          --        5,603
Chief Financial Officer     1994     95,075        --     --          --        5,603


Hugh F. Tucker              1996    175,550        --     --      30,000        9,633
Vice President - Sales      1995    125,059        --     --          --        7,504
and Marketing               1994    143,087        --     --          --        8,585
________

(1)  No other executive officer had annual compensation in excess of $100,000 in fiscal 1996.

(2)  Payments by the Company to a plan trustee under the Company's Savings and Investment Retirement
     Plan, a 401(k) plan.  The Company does not have a pension plan.

(3)  Mr. Riley retired as an executive officer in December of 1995.


























      No options were exercised by the named executive officers during the fiscal year ended April 30, 1996. The following tables provide information on the number and value of the named executive officers' unexercised options at year end and options granted during the fiscal year:


                 Option Values at April 30, 1996


                                                     Value of
                                                    Unexercised
                                  Number of         In-the-Money
                                  Options at         Options at
                                April 30, 1996     April 30, 1996
                                ______________     _______________

                                 Exercisable/       Exercisable/
        Name                    Unexercisable     Unexercisable ($)
        ____                    _____________     _________________


   Robert V. Tarantino             60,000              - 0 -
                                   40,000              - 0 -

   Bernard L. Riley                37,500              - 0 -
                                   12,500              - 0 -

   Mark E. Maddocks                 6,000              - 0 -
                                   44,000              - 0 -

   Jeffrey H. Duncan               36,000             14,205
                                   20,000              - 0 -

   Hugh F. Tucker                   - 0 -              - 0 -
                                   30,000             24,375

                   Option Grants in Fiscal 1996


     Potential
                               Percent    Exercise  Expiration    Realizable Value(1)
Name                   Number  of Total   Price($)  Date           5%($)      10%($)
____                   ______  ________   ________  __________    ___________________
Robert V. Tarantino        --        --        --          --          --         --

Bernard L. Riley           --        --        --          --          --         --

Mark E. Maddocks       40,000       30%      6.75    11/28/05     169,802    430,310

Jeffrey H. Duncan          --        --        --          --          --         --

Hugh F. Tucker         30,000       23%      5.12      6/6/05      96,598    244,799
______________________________
(1)  Assumes a growth in the value of the Company's Common Stock from the grant date at the annual percentage rate indicated for ten years.















                        PERFORMANCE GRAPH

      COMPARISON OF THE FIVE-YEAR CUMULATIVE TOTAL RETURN*
  AMONG DATARAM CORPORATION, THE S&P 500 INDEX AND A PEER GROUP



[The chart is a three-line graph of dollars versus dates having the following datapoints:

                            4/91    4/92    4/93    4/94    4/95    4/96
                            ____    ____    ____    ____    ____    ____

        Dataram              100     441     270     148     146     176

        Peer Group**         100     120     107     162     192     283

        S&P 500              100     114     125     131     154     201]












* $100 invested on 4/30/91 in stock or index including reinvestment of dividends, fiscal year ending
April 30.

** Computer-Memory Devices Peer Group (compiled by Investor's Business Daily) includes the following companies: Alliance Semiconductor, Inc.; Applied Magnetics Corp.; Cambex Corp.; Catalyst Semiconductor, Inc.; Ciprico, Inc.; Dataram Corp.; Disc, Inc. (1); Drexler Technology Corp.; EMC Corp. Mass.; Emulex Corp.; Exabyte Corp.; IPL System, Inc.; Iomega Corp.; Komag, Inc.; Microchip Technology, Inc.; Network Imaging Corp.; Pinnacle Micro Inc.; Quantum Corp.; Ramtron International Corp.; Read-Rite Corp.; Rimage Corp.; Seagate Technology; Stac Electronics; Storage Technology Corp.; Syquest Technology, Inc. (1); Veritas Software Co.; and Zitel Corp.

- ----------
(1) Added by Investor's Business Daily to the Peer Group during the past year. Five companies, Conner Peripherals, Inc., Maxtor Corp., Micropolis Corp., Mirror Technologies, Inc. and Rexon, Inc. were dropped by Investor Business Daily from the Peer Group during the past year as they are no longer trading.



                              EMPLOYMENT AGREEMENT


     As of May 1, 1990, Robert V. Tarantino entered into an Employment Agreement with the Company. The Employment Agreement was scheduled to expire on April 30, 1995 but was not terminated and continues on a year to year basis until terminated by one of the parties. It provides for compensation of $175,000 a year, subject to annual review by the Board of Directors. He presently earns $240,000 a year in base salary. In lieu of the bonus provided under the Employment Agreement, Mr. Tarantino will receive a bonus under the Board approved bonus plan (See "Report of the Compensation and Stock Option Committee of the Board of Directors on Executive Compensation-Bonuses). The Employment Agreement may be terminated by the Company for cause and expires upon the death, or six months after the onset of the disability, of the executive. In the event of termination within a year of a change of control, Mr. Tarantino is entitled to damages for the breach of the Employment Agreement or, if greater, one year's base salary plus three months additional salary at the then current rate for each year of the Agreement in which the pre-tax operating profits shall have exceeded 110% of the greater of the prior year's actual pre-tax operating profit or a minimum base pre-tax operating profit.
The Employment Agreement contains terms concerning confidentiality, assignment and disclosure of inventions and post-employment restrictions on competition.


         COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     The Securities and Exchange Commission rules regarding disclosure of executive compensation require proxy statement disclosure of specified information regarding certain relationships of members of the Company's Board of Directors with the Company or certain other entities. None of the members of the Corporation's Board of Directors has a relationship requiring such disclosure.


            REPORT OF THE COMPENSATION AND STOCK OPTION COMMITTEE
             OF THE BOARD OF DIRECTORS ON EXECUTIVE COMPENSATION

     The Company's compensation policies applicable to its executive officers are administered by the Compensation and Stock Option Committee (the "Committee") of the Board of Directors. All members of the Committee are non-employee directors. These policies are designed to enhance the overall strength and financial performance of the Company by aligning the financial interests of the Company's executive officers with those of its stockholders.

     The three primary components of executive compensation are base salaries, bonuses and stock option grants. The Committee determines the base salary, bonus amount and stock option grants for the President and Chief Executive Officer. The Committee reviews and gives final approval to the President and Chief Executive Officer's recommendations for base salaries, bonus and stock option grants for all other executives.




Base Salary

     The Committee considered the financial performance of the Company, reviewed a survey of executive salaries for computer and computer products companies (compiled by the American Electronics Association) and determined the base salary for the President and Chief Executive Officer, Robert V. Tarantino.















































     Base salaries for other executive officers for the fiscal year ended April 30, 1996 were determined by the President and Chief Executive Officer.

Bonuses

     The Committee reviewed and gave final approval for a bonus plan for the President and Chief Executive Officer and for other executive officers. This bonus plan, similar to plans adopted in prior years, is based on a distribution of a percentage (approximately 6%) of pre-tax operating profits based on the achievement of agreed-to objectives.

Stock Option Plan

     The value to each executive officer of stock option grants is tied directly to stock price performance. The Committee grants options under the stockholder approved option plan at an exercise price equal to the market price of the Common Stock at the date of grant. If there is no appreciation in the market price for the Company's Common Stock, the options are valueless.

     Grants are made to executive officers based on salary, responsibility and performance of the individual officer. The Committee believes that options are important to better align the financial interests of executive officers with those of shareholders in general. Each option granted was a ten year option with a deferred vesting provision for four or five years.

              Compensation and Stock Option Committee

                 Richard Holzman
                 John H. Cahill
                 Thomas A. Majewski


                     INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

     The Board of Directors has selected KPMG Peat Marwick LLP as the independent certified public accountants to the Company for the fiscal year ending April 30, 1997. The holders of Common Stock are asked to ratify this selection. KPMG Peat Marwick LLP has served the Company in this capacity since the Company's incorporation. If the shareholders fail to ratify the Board's selection of KPMG Peat Marwick LLP, the Board will reconsider its action in light of the shareholder vote.

     The Company has been informed that neither KPMG Peat Marwick LLP, nor any of its partners, has any direct financial interest or any material indirect financial interest in the Company or any of its subsidiaries, nor has any of its partners acted in the capacity of promoter, underwriter, voting trustee, director, officer or employee of the Company.

     The Company has been advised by KPMG Peat Marwick LLP that representatives of that firm are expected to be present at the Annual Meeting of Shareholders. These representatives will have the opportunity to make a statement, if they so desire, and will also be available to respond to appropriate questions from shareholders.
                                OTHER MATTERS

     Should any other matter or business be brought before the meeting, a vote may be cast pursuant to the accompanying proxy in accordance with the judgment of the proxy holder. The Company does not know of any such other matter or business.


            PROPOSALS OF SECURITY HOLDERS AT 1997 ANNUAL MEETING

     Any shareholder wishing to present a proposal which is intended to be presented at the 1997 Annual Meeting of Shareholders should submit such proposal to the Company at its principal executive offices no later than April 6, 1997. It is suggested that any proposals be sent by certified mail, return receipt requested.


                             BOARD OF DIRECTORS

     The Board of Directors of the Company met five times during the last fiscal year. The Board of Directors has a standing Audit Committee whose members are John J. Cahill, Richard Holzman and Thomas A. Majewski. This Committee met once during the last fiscal year. The principal functions of the Audit Committee are evaluation of work of the auditors, review of the accounting principles used in preparing the annual financial statements and
review of internal control procedures.   The Board of Directors has a standing
Compensation and Stock Option Committee whose members are Richard Holzman, John
J. Cahill and Thomas A. Majewski. This Committee met twice during the past fiscal year. The principal functions of the Compensation and Stock Option Committee are to recommend to the Board of Directors the compensation of directors and the Chief Executive Officer and to establish and administer various compensation plans, including stock option plans. The Board of Directors has a standing Nominating Committee whose members are Richard Holzman, John J. Cahill and Thomas A. Majewski. This Committee met once during the past fiscal year. The principal function of this Committee is the recommendation to the Board of Directors of new members of the Board of Directors. This Committee will consider nominees for the Board of Directors recommended by shareholders. Shareholders desiring to make such recommendations should write directly to the Committee at the Company's executive offices at P.O. Box 7528, Princeton, New Jersey 08543-7528.

     Mr. Cahill, Chairman of the Board of Directors, receives compensation of $12,500 per quarter. Other directors who are not employees of the Company receive a quarterly payment of $3,750. During 1992, Mr. Cahill, Mr. Holzman and Mr. Majewski each received five year options to purchase 30,000 shares of the Common Stock of the Corporation at $11.25, the fair market value of the Common Stock at the date of grant. Of these options, 25% were first exercisable on November 20, 1993 and 25% more are first exercisable on each succeeding anniversary date until the option is fully exercisable.




                          SECTION 16(a) COMPLIANCE

     The Securities and Exchange Commission requires that the Company report to shareholders the compliance of directors, executive officers and 10% beneficial owners with Section 16(a) of the Securities Exchange Act of 1934, as amended. This provision requires that such persons report on a monthly basis most acquisitions or dispositions of the Company's securities. Based upon information submitted to the Company, all directors, executive officers and 10% beneficial owners have fully complied with such requirements during the past fiscal year.


                                MISCELLANEOUS

     The accompanying proxy is being solicited on behalf of the Board of Directors of the Company. The expense of preparing, printing and mailing the form of proxy, including broker solicitation fees and accountants' and attorneys' fees in connection therewith, will be borne by the Company. The amount is expected to be the amount normally expended for a solicitation for an election of directors in the absence of a contest and costs represented by salaries and wages of regular employees and officers. Solicitation of proxies will be made by mail, but regular employees may solicit proxies by telephone or otherwise.

     Please date, sign and return the accompanying proxy at your earliest convenience. No postage is required for mailing in the United States.

     Financial information concerning the Company is set forth in the Company's 1996 Annual Report, which is enclosed.



                      By Order of the Board of Directors

                               THOMAS J. BITAR,

                                  SECRETARY




                          ANNUAL REPORT ON FORM 10-K

     Upon the written request of a shareholder, the Company will provide, without charge, a copy of its Annual Report on Form 10-K for the year ended April 30, 1996, including the financial statements and schedules but without exhibits, as filed with the Securities and Exchange Commission. The Company will furnish any exhibit to the Annual Report on Form 10-K to any shareholder upon request and upon payment of a fee equal to the Company's reasonable expenses in furnishing such exhibit. All requests for the Annual Report on Form 10-K or its exhibits should be addressed to Vice President - Finance, Dataram Corporation, P.O. Box 7528, Princeton, New Jersey 08543-7528.



                      DATARAM CORPORATION
         P.O. Box 7528, Princeton, New Jersey  08543-7528


PROXY SOLICITED ON BEHALF OF THE COMPANY'S BOARD OF DIRECTORS

The undersigned hereby appoints and constitutes Robert V. Tarantino and Thomas
J. Bitar, and each of them, attorneys and proxies for the undersigned, with full power of substitution to vote as if the undersigned were personally present at the Annual Meeting of the Shareholders of Dataram Corporation (the "Company") to be held at the Company's corporate headquarters at 186 Princeton-Hightstown Road, Windsor Business Park, West Windsor, New Jersey, on Tuesday, September 10, 1996 at 2 o'clock in the afternoon and at all adjournments thereof, the shares of stock of said Company registered in the name of the undersigned. The undersigned instructs all such proxies to vote such shares as follows upon the following matters, which are described more fully in the accompanying proxy statement:
I authorize and instruct my Proxy to:

1. VOTE FOR all nominees for the Company's Board of Directors listed below; except that I WITHHOLD AUTHORITY for the following nominees (if any)


            Richard Holzman      John J. Cahill       Robert V. Tarantino
            Thomas A. Majewski      Bernard L. Riley

       VOTE WITHHELD from all nominees.

2.     VOTE FOR      AGAINST      ABSTAIN    approval of KPMG Peat Marwick, LLP
to be the independent auditors of the Company for the fiscal year ending April 30, 1997


                  (Continued, and to be signed, on the other side) (See other side)


3. In their discretion, to vote upon such other business as may properly come before the meeting and all adjournments thereof. This proxy when properly executed will be voted in the manner directed herein by the undersigned stockholder. If no direction is made, this proxy will be voted for Proposals 1 and 2.

Please sign exactly as name appears below. When shares are held by joint tenants, both should sign. When signing as attorney, as executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by
                          President or other authorized officer.
                          If a partnership, please sign in
                          partnership name by authorized person.


                          Signature


                          Signature if held jointly

                          Dated                         1996

                          PLEASE MARK, SIGN, DATE AND RETURN THE
                          PROXY CARD PROMPTLY USING THE ENCLOSED
                          ENVELOPE.